EXHIBIT 21


                                                          NAME UNDER WHICH
NAME                       STATE OF INCORPORATION     SUBSIDIARY DOES BUSINESS
----                       ----------------------     ------------------------

Adorons.com, Inc.                 Delaware           Adorons.com, Inc.

Enigma Software Group, Inc.       Delaware           Enigma Software Group, Inc.